EXHIBIT 23.2

              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


      We consent to the incorporation by reference in the registration statement on Form S-8 of Corgenix Medical Corporation of our report dated September 26, 2000, relating to the consolidated balance sheets of Corgenix Medical
Corporation and subsidiary as of June 30, 2000 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the year then ended which report appears in the June 30, 2000 annual report on Form 10-KSB of Corgenix Medical Corporation.



                                    KPMG LLP


Denver, Colorado,
February 12, 2001